Exhibit 3.2

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS OF

RAMACO RESOURCES, INC.

THIS AMENDMENT NO. 1 (this “Amendment”), effective as of January        , 2021, is made to the Amended and Restated Bylaws (the “Bylaws”) of Ramaco Resources, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Section 2.14 of the Bylaws and Section 6.1 of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) permit any action required or permitted to be taken at any annual meeting or special meeting of the Company’s stockholders to be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of the Company’s outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and

WHEREAS, Section 8.1 of the Bylaws and Section 8.1 of the Certificate of Incorporation state that, prior to the Trigger Date (as defined in each such document), the Board is permitted to adopt, amend or repeal the Bylaws of the Company with the approval of a majority of all members of the Board and the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class; and

WHEREAS, by written consent of holders of a majority of our outstanding common stock dated as of December 10, 2020 and by resolution of a majority of all members of the Board in accordance with Section 8.1 of the Bylaws and Section 8.1 of the Certificate of Incorporation, the following Amendment has been approved.

AMENDMENT

NOW, THEREFORE, pursuant to Section 8.1 of the Bylaws, the Board hereby amends the Bylaws as follows:

1.

Amendment to Bylaws: The Bylaws shall be amended to rename the officer position of President and Chief Executive Officer as Chief Executive Officer by replacing each reference therein to “President and Chief Executive Officer” with “Chief Executive Officer” and otherwise deleting any reference to the President contained in the Bylaws.

Except as specifically set forth herein, the Bylaws shall continue in full force and effect.